Exhibit 99.1

Akorn, Inc. Enters into an Agreement to Sell Common Stock and Warrants

LAKE FOREST, Ill.--(BUSINESS WIRE)--March 11, 2010--Akorn, Inc. (NASDAQ: AKRX) a niche generic pharmaceutical company, announced today that it has entered into an agreement to issue and sell to Serum Institute of India Ltd. (“Serum”) 1,838,235 shares of the Company’s common stock at $1.36 per share or a 15% discount to the market closing price on March 5, 2010 of $1.60 per share, resulting in aggregate proceeds of $2,500,000. The Company also agreed to issue to Serum a warrant to purchase approximately 1,404,494 additional shares of the Company’s common stock for cash at an exercise price of $1.78 per share, which would result in an additional aggregate proceeds of $2,500,000. The warrant is exercisable beginning on the fifth consecutive trading day that the closing price of the Company’s common stock is at least $2.22 per share. The warrant expires 30 days after it becomes exercisable or on March 10, 2013, whichever comes first. The shares issued to Serum are subject to registration rights.

Raj Rai, the Interim Chief Executive Officer of Akorn stated, "This equity investment by Serum serves to further solidify our long term strategic partnership with Serum Institute. The capital raised gives us the financial flexibility to make critical investments in R&D and infrastructure improvements.”

About Akorn, Inc.

Akorn, Inc. manufactures and markets sterile specialty pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois and Somerset, New Jersey and markets and distributes an extensive line of hospital and ophthalmic pharmaceuticals. Additional information is available at the Company’s website at www.akorn.com.

Forward Looking Statement

Materials in this press release may contain information that includes or is based upon forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements give our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future steps we may take, prospective products, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.

CONTACT:
At the Company:
Akorn, Inc.
Tim Dick, Chief Financial Officer
(847) 279-6100